SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)


                                  XTRANA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, PAR VALUE $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  98415F 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               DECEMBER 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98415F 10 9                 13G/A                    Page 2 of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Michael D. Bick, Ph.D.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     USA
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,108,512 (1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,108,512 (1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,108,512 (1)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     6.7% (2)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 66,562 shares of common stock subject to options that are currently exercisable or that will become exercisable on or before September 30, 2003, and 1,022,950 shares held in the Bick Family Trust.
(2) Based on a total of 16,533,269 shares of the issuer's Common Stock issued and outstanding on April 23, 2003, as reported on the issuer's Form 10-Q for the period ended March 31, 2003.

CUSIP No. 98415F 10 9                 13G/A                    Page 3 of 5 Pages



Item 1(a).  Name of Issuer:


            Xtrana, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            590 Burbank Street, Suite 205
            Broomfield, Colorado 80020
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:


            Michael D. Bick, Ph.D.
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            c/o Xtrana, Inc.
            590 Burbank Street, Suite 205
            Broomfield, Colorado 80020
            ____________________________________________________________________

Item 2(c).  Citizenship:


            USA
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common Stock, par value $0.01 per share
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            98415F 10 9
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:


            Not Applicable
            ____________________________________________________________________


Item 4.     Ownership.

            See rows 5 through 9 and 11 of the cover page for each Reporting Person.
            ____________________________________________________________________


Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

            Not Applicable
            ____________________________________________________________________

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.


            Not Applicable
            ____________________________________________________________________

CUSIP No. 98415F 10 9                 13G/A                    Page 4 of 5 Pages


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


            Not Applicable
            ____________________________________________________________________

Item 8.     Identification  and  Classification  of Members of the Group.


            Not Applicable
            ____________________________________________________________________

Item 9.     Notice of Dissolution of Group.


            Not Applicable
            ____________________________________________________________________

Item 10.    Certifications.


            "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No. 98415F 10 9                 13G/A                    Page 5 of 5 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    July 21, 2003
                                        ----------------------------------------
                                                        (Date)


                                             /s/ Michael D. Bick, Ph.D.
                                        ----------------------------------------
                                             Michael D. Bick, Ph.D.